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                                                                    EXHIBIT 99.1
[CROSS TIMBERS OIL COMPANY NEWS RELEASE LETTERHEAD]

NUMBER 98-11

                        CROSS TIMBERS RAISES 1999 GOALS

     FORT WORTH, TX (MAY 19, 1998) - At its Annual Meeting today, Cross Timbers Oil Company's (NYSE-XTO) Chairman and CEO Bob R. Simpson announced that, as a result of the recently completed East Texas acquisition, the Company has raised its strategic goals for 1999.

     "Last year we challenged ourselves to duplicate our 50% growth goal over a two-year period beginning January 1, 1998," Simpson said. "Our goals were to achieve cash flow per share of $3.67 and reserves per share of 5.4 BOE during 1999. The right acquisition at the right time gave us the ability to strengthen our balance sheet with equity and to meet our targets ahead of schedule. As a result, we have increased our 1999 cash flow per share goal to $4.00.

     "Proved reserves per share at year-end 1999 are now targeted at 36 Mcfe of gas or 6.0 BOE. Our debt per Mcfe target, however, will remain at $0.40. These goals assume commodity price levels of $18 per barrel of oil and $2.20 per Mcf of gas, net to the Company," he said.

     The Company also announced plans to make strategic acquisitions totaling $150 million between now and the end of 1999. Included in this total is the potential repurchase of the 1.5 million shares remaining under the currently authorized 3.0 million share common stock repurchase program.

     Annual exploration and development expenditures of $100 million to $120 million are expected in 1999, depending on drilling results, property acquisitions and commodity prices. Higher-risk expenditures, including step-out development and exploratory drilling, are targeted at 10% to 15% of these amounts.

     "We expect development expenditures to be funded from cash flow while acquisitions

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 PAGE 2 - CROSS TIMBERS RAISES 1999 GOALS

and stock repurchases will be funded with a combination of cash flow and debt," Simpson added. "With our recent equity offering, we can immediately fund in excess of $400 million in acquisitions with low-cost bank financing. If larger strategic acquisition opportunities arise, we will consider funding them with equity, depending on market conditions."

     Steve Palko, Cross Timbers' President, and other members of Cross Timbers' Senior Management reviewed the Company's operations.

     "Both the San Juan Basin and East Texas Basin acquisitions are on target with our expectations. In the San Juan Basin, we have already begun restimulations and compression and artificial lift installations. We also are preparing to drill as many as 20 wells in the San Juan Basin this year," Palko noted.

     "In the East Texas Basin, we took over operations at the end of April and are making preparations to improve the pipeline infrastructure and to optimize compression and artificial lift. We plan to drill as many as 20 wells in East Texas this year," he said.

     Cross Timbers Oil Company is engaged in the acquisition, exploitation and development of quality, long-lived producing oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico and Wyoming.

CONTACT:  LOUIS G. BALDWIN
          SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          CROSS TIMBERS OIL COMPANY
          817/870-2800

Statements concerning future financial results, production, development expenditures and future acquisitions and debt levels are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and production costs that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Further information is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.